UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2014

Commission File Number

001-34581

Kraton Performance Polymers, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300

Houston, TX 77032

(Address of principal executive offices, including zip code)

281-504-4700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On July 17, 2014, the registrant’s wholly-owned subsidiary Kraton Polymers LLC, as guarantor (the “Guarantor”), entered into a guarantee agreement (the “Guarantee Agreement”) with Taiwan Cooperative Bank, Ltd., as facility agent, in connection with the 5.5 billion New Taiwan Dollars (“NTD”) syndicated loan agreement (the “Loan Agreement”) executed by Kraton Formosa Polymers Corporation (“KFPC”), the registrant’s 50/50 joint venture with Formosa Petrochemical Corporation (“FPCC”).

In support of the payment obligations of KFPC under the Loan Agreement, the Guarantor has agreed to act as guarantor for KFPC and to be jointly and severally liable with KFPC for payment of an amount equal to fifty percent (50%) of any and all indebtedness payable by KFPC under the Loan Agreement (with FPCC acting as guarantor of the other fifty percent (50%) of indebtedness).

Assuming the entire amount available under the Loan Agreement were borrowed by KFPC, if the Guarantor became obligated to repay the indebtedness of KFPC under the Guarantee Agreement, the Guarantor would owe an amount equal to NTD 2.75 billion, or approximately USD $92 million, assuming an exchange ratio of 30.0 NTD : 1 USD.

Certain Covenants and Undertakings.

The Guarantee Agreement contains negative covenants that restrict the operations and business of the Guarantor, including, among other things and subject to certain exceptions: (i) limitations on mergers and consolidations; (ii) limitations on sales of assets; (iii) limitations on investments; (iv) limitations on guarantees outside the ordinary course of business; and (v) limitations on loans to third parties.

Additionally, the Guarantee Agreement contains a number of affirmative covenants, including, among other things: (i) permission for certain inspections of the books and records of the Guarantor; (ii) the delivery of financial statements and other reports; (iii) the preservation of existence; (iv) the maintenance of insurance; (v) the maintenance of ownership and control of KFPC; and (vi) continued ownership of at least fifty-one percent (51%) of the consolidated assets of the Kraton group.

The Loan Agreement.

KFPC has entered into the Loan Agreement (1) to provide additional funding to construct KFPC’s 30 kiloton HSBC facility in Taiwan and (2) to provide funding for working capital and/or general corporate purposes.

The loans under the Loan Agreement are available under a Tranche A facility or a Tranche B facility. The Tranche A facility is comprised of a medium-term loan facility in the maximum amount of NTD 4.29 billion to be made available in installments or in whole on a non-revolving basis exclusively for the support of KFPC’s capital expenditures. The Tranche B facility is comprised of a medium-term loan facility in the maximum amount of NTD 1.21 billion to be made available in installments or in whole on a non-revolving basis exclusively for KFPC’s working capital and/or general corporate purposes. The initial term of the Tranche A and Tranche B facilities shall be five years from the date of the first drawing of loans under either facility. To the extent that the first drawing under the facilities has not occurred within six months from the date of the Loan Agreement, the term of the Tranche A and Tranche B facilities shall be five years from the expiry day of such six-month period. Subject to certain conditions, KFPC can request a two-year extension of the term of the Loan Agreement.

The total outstanding principal amount of each Tranche shall be repaid in six semi-annual installments with the first payment due upon the expiry of a thirty-month period commencing on the first drawdown date and each subsequent payment due every six months thereafter. The first five installments shall be in an amount equal to 10% of the outstanding principal amount of each Tranche and the final installment shall be in an amount equal to the remaining 50% of the outstanding principal amount of each Tranche. In the event the extension period is granted, the final 50% of the outstanding principal amount of each Tranche shall be repaid in five equal semi-annual installments.

The Loan Agreement is subject to a variable interest rate composed of a fixed 0.8% margin plus the secondary market fixing rate in Taiwan Dollar denominated commercial paper of ninety (90)-day or one hundred eighty (180)-day (depending on the interest period as selected by KFPC in the drawdown request or the interest period notice), subject to a floor of 1.7%. Should the sum of the margin and the applicable commercial paper rate fall below 1.7% the interest rate will be 1.7%.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRATON PERFORMANCE POLYMERS, INC.

Dated: July 23, 2014	By:	/s/ Stephen E. Tremblay
Stephen E. Tremblay,
Chief Financial Officer